Exhibit 99.1
Contact: Steve Pavlovich
Investor Relations
(510) 743-6833
spavlovich@opnext.com
OPNEXT REPORTS FIRST FISCAL QUARTER UNAUDITED OPERATING RESULTS
Fremont, CA. (August 5, 2010) Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacturing of optical modules and components, today announced unaudited financial results for its first fiscal quarter ended June 30, 2010.
Financial Highlights for the First Fiscal Quarter Ended June 30, 2010:
•
Revenue increased $2.1 million, or 2.7%, to $78.9 million compared to $76.8 million in the quarter ended March 31, 2010. Revenue from sales of 10Gbps and below products increased $6.9 million, or 14.2%, to $55.8 million, compared to the quarter ended March 31, 2010, primarily as a result of increased sales of 300 pin tunables, XFP, and SFP+ modules, partially offset by decreased sales of Xenpak modules. Revenue from sales of 40Gbps and above products decreased $5.5 million, or 25.2%, to $16.3 million compared to the quarter ended March 31, 2010, primarily as a result of a decline in 40Gbps subsystems sales and lower research and development contract revenue, partially offset by an increase in 40Gbps module sales. Revenue from sales of industrial and commercial products increased $0.6 million, or 9.8%, to $6.7 million compared to the quarter ended March 31, 2010.

•
Revenue decreased $6.4 million, or 7.5%, from $85.3 million in the quarter ended June 30, 2009. Revenue from sales of 10Gbps and below products increased $7.8 million, or 16.3%, compared to the quarter ended June 30, 2009. This increase was driven by higher sales of XFP and SFP+ modules, partially offset by decreased sales of Xenpak and SFP modules. Revenue from sales of 40Gbps and above products decreased $18.6 million compared to the quarter ended June 30, 2009, or 53.3%, primarily as a result of a decline in 40Gbps subsystem sales, partially offset by increased revenue from sales of 40Gbps and 100Gbps modules. Revenue from sales of industrial and commercial products increased $4.4 million, or 191.3%, compared to the quarter ended June 30, 2009.

•
Cisco Systems, Inc., Alcatel-Lucent, and Huawei Technologies Co., Ltd. (“Huawei”) each represented 10% or more of total revenues in the quarter ended June 30, 2010. Combined, sales to these three customers represented 51% of total revenues compared to 44% in the quarter ended March 31, 2010. This was the first quarter for which sales to Huawei represented 10% or more of total revenues.

•
Gross margin was 18.8% and non-GAAP gross margin was 20.9% for each of the quarters ended June 30 and March 31, 2010. As compared to the quarter ended March 31, 2010, gross margins were favorably impacted by lower average per unit material and outsourcing costs, lower excess and obsolete inventory charges, and a 30 basis point positive impact from foreign currency exchange rate fluctuations and hedging programs, and were unfavorably impacted by a lower mix of 40Gbps and above revenues and lower average per unit selling prices.

•
Operating loss was $16.2 million for the quarter ended June 30, 2010, compared to an operating loss of $18.5 million for the quarter ended March 31, 2010. Non-GAAP operating loss was $12.0 million for the quarter ended June 30, 2010, compared to $14.7 million for the quarter ended March 31, 2010. The decrease in non-GAAP operating loss resulted from higher gross margin dollars and lower research and development expenses, partially offset by higher selling, general and administrative expenses. Research and development expenses decreased by $2.5 million primarily as a result of lower material and outsourcing costs related to various advanced product development programs.

•
Net loss was $16.3 million for the quarter ended June 30, 2010, or $0.18 per fully diluted share, compared to a net loss of $18.3 million, or $0.20 per fully diluted share, for the quarter ended March 31, 2010. Non-GAAP net loss for the quarter ended June 30, 2010 was $12.1 million, or $0.13 per fully diluted share, compared to a non-GAAP net loss of $14.5 million, or $0.16 per fully diluted share, for the quarter ended March 31, 2010.

•
Cash and cash equivalents decreased by $25.8 million to $106.9 million at June 30, 2010, compared to $132.6 million at March 31, 2010, reflecting $19.7 million of cash used in operations, $3.1 million of capital expenditures, $2.6 million of capital lease payments, and an unfavorable impact of $0.4 million from foreign currency exchange rate fluctuations. Net working capital other than cash and cash equivalents increased by $13.0 million, including an $8.8 million increase in accounts receivable, a $5.4 million increase in inventory and a $2.9 million increase in prepaid expenses and other current assets, partially offset by a $2.7 million increase in accrued expenses and other assets and liabilities and a $1.4 million increase in accounts payable.

•
EBITDA was negative $8.5 million for the quarter ended June 30, 2010, compared to negative $11.0 million for the quarter ended March 31, 2010. Adjusted EBITDA was negative $6.1 million for the quarter ended June 30, 2010, compared to negative $9.0 million for the quarter ended March 31, 2010.

Reconciliations between gross margin, operating loss and net loss on a GAAP basis and a non-GAAP basis and net loss to EBITDA and Adjusted EBITDA are provided in the tables appearing at the end of this release.
Market Observations and Guidance:
“During the quarter, we continued to see improving demand across most of our product lines, one notable exception being 40Gbps subsystems,” said Gilles Bouchard, Opnext President and CEO. “Sales of 10Gbps and below products and 40Gbps modules grew 14% and 31%, respectively, in spite of continuing supply constraints. However, demand for 40Gbps subsystems was weaker than expected and was the primary reason total revenue came in under plan.”
“Looking ahead to our second fiscal quarter ending in September 2010, we expect sales of 10Gbps and below products to show solid growth,” continued Mr. Bouchard, “while sales of 40Gbps and above products are expected to remain essentially flat and sales of industrial and commercial products are expected to grow modestly compared to the June quarter.”
“Based on these factors, we expect revenues to be between $80 million and $85 million for the second fiscal quarter ending September 30, 2010,” concluded Mr. Bouchard.
Forward-Looking Statements:
Statements made in this press release include forward-looking statements, including, but not limited to, those related to future revenues, growth of revenues, market position, acceptance of certain new products, execution of new development contracts, management’s expectations with respect to the Company’s initiatives, position for future growth, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:
•
projected revenues for the quarter ending September 30, 2010, as well as the general outlook for the future, are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•
the market in which the Company operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.

Other factors that could cause the Company’s future, including future financial position and results from operations, to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the success of the Company’s research and development efforts; the ability of the Company to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with litigation; rights to intellectual property; market trends and the adoption of industry standards; the ability of the Company to realize the value from the acquisition of StrataLight Communications, Inc.; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed on June 14, 2010, as amended, as well as the Company’s press releases and other periodic filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.
Conference Call:
The Company’s management will conduct a conference call at 1:30 p.m. PT, today, Thursday, August 5, 2010, to discuss these results in detail. You may participate in this conference call by dialing 866-365-3198 (United States) or 702-928-6762 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 87049046. A replay of the conference call can be accessed starting approximately four hours after the call through Thursday, August 12, 2010, by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 87049046. A live webcast of the call will be accessible on the Investor Relations section of the Company’s website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)
About Opnext:
Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with one of the industry’s largest portfolio of 10G and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2010	March 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$106,886	$132,643
Trade receivables, net	62,996	54,849
Inventories	101,692	93,018
Prepaid expenses and other current assets	7,819	4,755

Total current assets	279,393	285,265
Property, plant, and equipment, net	63,235	60,322
Purchased intangibles	22,434	24,220
Other assets	449	491

Total assets	$365,511	$370,298

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$47,231	$44,040
Accrued expenses	22,711	22,101
Short-term debt	22,650	21,430
Capital lease obligations	13,227	12,515

Total current liabilities	105,819	100,086
Capital lease obligations	12,086	11,202
Other long-term liabilities	5,873	5,470

Total liabilities	123,778	116,758

Total shareholders’ equity	241,733	253,540

Total liabilities and shareholders’ equity	$365,511	$370,298

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,
	2010	2009

Revenues	$78,866	$85,309
Cost of sales	62,630	67,118
Amortization of acquired developed technology	1,445	1,445

Gross margin	14,791	16,746
Research and development expenses	16,382	19,064
Selling, general and administrative expenses	14,276	14,440
Amortization of purchased intangibles	342	6,214
(Gain) loss on disposal of property and equipment	(11)	9

Operating loss	(16,198)	(22,981)
Interest expense, net	(186)	(93)
Other income (expense), net	145	(628)

Loss before income taxes	(16,239)	(23,702)
Income tax expense	(21)	(15)

Net loss	$(16,260)	$(23,717)

Net loss per share:
Basic	$(0.18)	$(0.27)
Diluted	$(0.18)	$(0.27)

Weighted average number of shares used in computing net loss per share:
Basic	89,873	88,656
Diluted	89,873	88,656

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,
	2010	2009

Cash flows from operating activities
Net loss	$(16,260)	$(23,717)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,754	5,724
Amortization of purchased intangibles	1,787	7,659
Stock-based compensation expense associated with the StrataLight Employee Liquidity Bonus Plan	—	1,518
Stock-based compensation expense associated with equity awards	2,053	1,647
(Gain) loss on disposal of property, plant and equipment	(11)	9
Changes in assets and liabilities	(12,986)	8,018

Net cash (used in) provided by operating activities	(19,663)	858
Cash flows from investing activities
Capital expenditures	(3,115)	(1,722)

Net cash used in investing activities	(3,115)	(1,722)
Cash flows from financing activities
Payments on capital lease obligations	(2,635)	(2,789)
Exercise of stock options	38	—

Net cash used in financing activities	(2,597)	(2,789)
Effect of foreign exchange rates on cash and cash equivalents	(382)	2

Decrease in cash and cash equivalents	(25,757)	(3,651)
Cash and cash equivalents at beginning of period	132,643	168,909

Cash and cash equivalents at end of period	$106,886	$165,258

Non-cash financing activities
Capital lease obligations incurred	$(2,865)	$(109)

Opnext Non-GAAP Financial Measures
Management excludes certain charges and expenses from its gross margin and operating loss GAAP financial measures for the purpose of assessing the Company’s operating performance. Accordingly, the Company provides these non-GAAP measures as supplemental information, in addition to the GAAP presentation, in an effort to provide greater transparency and insight into management’s method of analysis. The Company also provides non-GAAP net loss and net loss per share financial measures to demonstrate the impact of its non-GAAP operating performance measures on these financial measures.
Our non-GAAP financial measures exclude the following items, each of which (with the exception of stock-based compensation expense) represents an acquisition-related expense of the Company, for the reasons set forth below:
Amortization of intangible assets and fair-value adjustment of acquired inventory: In connection with the acquisition of StrataLight Communications, Inc. (“StrataLight”), the Company acquired certain intangible assets related to developed product technology, order backlog, customer relationships and inventory, all of which were recorded at fair-value. The useful lives of the intangible assets range up to five years and the intangible assets are being amortized on a straight-line basis over their respective useful lives. The increase from historical cost to fair-value of acquired inventory is being realized as the goods are sold. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Employee Liquidity Bonus Plan: As part of the acquisition of StrataLight, the Company assumed the costs of an employee bonus plan providing certain employees, directors and other designees of StrataLight with a portion of the merger consideration in the form of cash payments and the Company’s stock. Twenty-five percent (25%) of the plan awards vested on January 31, 2009, fifty percent (50%) vested on October 31, 2009 and the remaining twenty-five percent (25%) of the plan awards vested during the quarter ending March 31, 2010. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Restructuring activities: Subsequent to the acquisition of StrataLight, effective April 1, 2009, the Company relocated its corporate headquarters from Eatontown, NJ, to Fremont, CA, and during the quarter ended March 31, 2009, began to incur workforce-related charges, such as severance payments, retention bonuses and employee relocation costs related to a formal restructuring plan and building costs for facilities not required for ongoing operations. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Business integration costs: During the quarter ended December 31, 2008, the Company began to incur costs associated with the integration of StrataLight. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Stock-based compensation expense: Depending upon the size, timing and the terms of stock-based awards, the related non-cash compensation expense may vary significantly. The Company believes these non-cash expenses are not indicative of its core operating performance.

Opnext, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)

			Three Months
	Three Months Ended		Ended
	June 30,	June 30,	March 31,
	2010	2009	2010
GAAP gross margin	$14,791	$16,746	$14,407
GAAP gross margin %	18.8%	19.6%	18.8%
Cost of sales adjustments:
Amortization of acquired developed technology	$1,445	$1,445	$1,445
Stock-based compensation expense	213	151	175
Acquired inventory mark-up	—	977	—
Employee Liquidity Bonus Plan expense	—	452	(14)
Restructuring costs	28	—	—

Total cost of sales adjustments	$1,686	$3,025	$1,606

Non-GAAP gross margin	$16,477	$19,771	$16,013

Non-GAAP gross margin %	20.9%	23.2%	20.9%

GAAP operating loss	$(16,198)	$(22,981)	$(18,489)
GAAP operating loss %	(20.5)%	(26.9)%	(24.1)%
Operating loss adjustments:
Amortization of purchased intangibles	$342	$6,214	$342
Total cost of sales adjustments	$1,686	$3,025	$1,606
Research and development adjustments:
Stock-based compensation expense	$387	$288	$350
Employee Liquidity Bonus Plan expense	—	1,674	75
Restructuring costs	156	159	74

Total research and development adjustments	$543	$2,121	$499
Selling, general and administrative adjustments:
Stock-based compensation expense	$1,453	$1,208	$1,097
Employee Liquidity Bonus Plan expense	—	655	19
Restructuring costs	159	882	219
Business integration costs	—	365	—

Total selling, general and administrative adjustments	$1,612	$3,110	$1,335

Non-GAAP operating loss	$(12,015)	$(8,511)	$(14,707)

Non-GAAP operating loss %	(15.2)%	(10.0)%	(19.2)%

GAAP net loss	$(16,260)	$(23,717)	$(18,303)
GAAP net loss %	(20.6)%	(27.8)%	(23.8)%
GAAP net loss per share:
Basic	$(0.18)	$(0.27)	$(0.20)
Diluted	$(0.18)	$(0.27)	$(0.20)
Net income adjustments:
Amortization of purchased intangibles	$342	$6,214	$342
Total cost of sales adjustments	$1,686	$3,025	$1,606
Total research and development adjustments	$543	$2,121	$499
Total selling, general & administrative adjustments	$1,612	$3,110	$1,335

Non-GAAP net loss	$(12,077)	$(9,247)	$(14,521)

Non-GAAP net loss %	(15.3)%	(10.8)%	(18.9)%
Non-GAAP net loss per share:
Basic	$(0.13)	$(0.10)	$(0.16)
Diluted	$(0.13)	$(0.10)	$(0.16)

Weighted average shares used in computing GAAP and Non-GAAP net loss per share:
Basic	89,873	88,656	89,392
Diluted	89,873	88,656	89,392

EBITDA and Adjusted EBITDA
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net loss excluding the impact of net interest expense, income tax expense, depreciation and amortization of property, plant and equipment and amortization of purchased intangibles. Adjusted EBITDA represents EBITDA excluding the charges and expenses set forth in the table below. Such charges and expenses are excluded from EBITDA internally when evaluating our operating performance to permit a more meaningful comparison between our core business operating results over different periods of time as well as to those of other similar companies. Management believes that EBITDA and Adjusted EBITDA, when viewed with the Company’s GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period results, and provide additional information that is useful to investors in evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net loss or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation of net loss, EBITDA and Adjusted EBITDA.

			Three Months
	Three Months Ended		Ended
	June 30,	June 30,	March 31,
	2010	2009	2010
Reconciliation of Net loss to EBITDA and Adjusted EBITDA:
Net loss	$(16,260)	$(23,717)	$(18,303)
Interest expense, net	186	93	183
Income tax expense	21	15	41
Depreciation and amortization of property, plant and equipment	5,754	5,724	5,258
Amortization of purchased intangibles	1,787	7,659	1,787

EBITDA	$(8,512)	$(10,226)	$(11,034)
Employee Liquidity Bonus Plan expense	—	2,781	80
Stock-based compensation expense	2,053	1,647	1,622
Restructuring costs	343	1,041	293
Business integration costs	—	365	—
Acquired inventory mark-up	—	977	—

Adjusted EBITDA	$(6,116)	$(3,415)	$(9,039)